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                                                                    EXHIBIT 99.1

Contact:

Investors:                                         Media:
Ann Tanabe                                         Daniel Budwick
Encysive Pharmaceuticals                           BMC Communications
(713) 796-8822                                     (212) 477-9007 ext. 14

Hershel Berry
The Trout Group
(415) 392-3385

FOR IMMEDIATE RELEASE

                     ENCYSIVE APPOINTS CHIEF MEDICAL OFFICER

Houston, TX- (September 11, 2003)- Encysive Pharmaceuticals (NASDAQ: ENCY) today announced the appointment of Terrance C. Coyne, M.D. as Chief Medical Officer, Vice President of Clinical Development and Officer of the Company. As Chief Medical Officer, Dr. Coyne will be responsible for overseeing the advancement of the company's drug candidates. Dr. Coyne's immediate challenge will be to complete the Phase III clinical evaluations and lead the compilation and filing of the NDA for Encysive's lead product, sitaxsentan.

Dr. Coyne, 57, has over 25 years of experience in drug development having served most recently as Senior Vice-President, Chief Medical and Regulatory Officer at Metaphore Pharmaceuticals, Inc. in St. Louis, Missouri. During his 25 plus years in drug development, Dr. Coyne has also held positions at Celltech-Medeva Pharmaceuticals, Genetix Pharmaceuticals, 3M Corporation and Abbott Laboratories. Dr. Coyne received both his bachelor's degree and medical degree from the University of Wisconsin.

"Terry's deep experience in drug development, including successful NDA filings and FDA interactions, makes him a key and timely addition to the company," said Bruce D. Given, M.D., President and CEO of Encysive Pharmaceuticals. "Having added Derek Maetzold as the Vice President of Marketing and Sales earlier in the summer, our management team is now complete and poised to execute our strategic plan."

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, sitaxsentan, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a

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range of cardiovascular and inflammatory diseases. To learn more about Encysive
Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The company undertakes no duty to update of revise these forward-looking statements.

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